NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:
Investor Relations	Trade Relations
Linda S. Lennox	Betty LaBaugh
Investor Relations Consultant	Public Relations Manager
908-812-5570	603-594-8585, ext. 3441
llennox@presstek.com	blabaugh@presstek.com

Presstek Announces Change in Board of Directors

Greenwich, CT – July 2, 2009 – Presstek, Inc. (NASDAQ: PRST), a leading manufacturer and marketer of digital offset printing business solutions, today announced the resignation of John W. Dreyer from the Board of Directors. Mr. Dreyer has served on the Board of Directors since February 1996, and served as Chairman of the Board from June 2006 until January 2009. He is leaving the Board to devote more time to other business activities that will prevent him from dedicating the time necessary to exercise his duties at Presstek.

“On behalf of the entire Board of Directors and management team, I would like to thank John for his dedicated service as a Board member during the past 13 years. John has been one of the key leaders in the U.S. graphic communications industry for more than 30 years. His many contributions over the years have made Presstek a stronger company, and we will miss his wisdom and leadership. We wish him all the best with his future endeavors,” said Jeff Jacobson, Presstek Chairman, President and Chief Executive Officer.

About Presstek

Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost

10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com

effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

DI is a registered trademark of Presstek, Inc.

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10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com